Exhibit 99.1

Contact:
Denise T. Powell	Carolyn Bumgardner Wang
Sr. Director, Corporate Communications	WeissComm Partners, Inc.
Threshold Pharmaceuticals, Inc.	415-946-1065
650-474-8206	carolyn@weisscommpartners.com
dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS FIRST QUARTER 2006

FINANCIAL RESULTS

REDWOOD CITY, CA – May 10, 2006 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the first quarter ended March 31, 2006.

The net loss for the first quarter of 2006 was $13.8 million compared to $7.5 million for the first quarter of 2005. Research and development expenses were $11.4 million for the first quarter of 2006 versus $5.3 million for the first quarter of 2005. The increase in research and development expenses primarily reflects increased costs of advancing the Company’s product pipeline, including Phase 2 and Phase 3 multi-center clinical trials of TH-070 for the treatment of benign prostatic hyperplasia (BPH), an ongoing Phase 3 trial of glufosfamide for the second-line treatment of patients with pancreatic cancer and a Phase 2 trial of glufosfamide in combination with gemcitabine for the first-line treatment of pancreatic cancer. General and administrative expenses were $3.8 million for the first quarter of 2006 versus $2.6 million for the same quarter last year. The increase in general and administrative expenses primarily reflects increased costs associated with being a public company and stock compensation expense recognized under FAS 123(R). Total non-cash stock compensation expense for the Company was $3.0 million for the first quarter of 2006 versus $1.6 million for the first quarter of 2005. Approximately $1.3 million of the increase in non-cash stock compensation is a direct result of adopting FAS 123(R) on January 1, 2006, which requires public companies to expense employee stock awards based on a fair value. The Company recognized revenue of $0.4 million in the first quarter of 2006.

As of March 31, 2006, Threshold had $87.4 million in cash and marketable securities.

“We continued to achieve our clinical milestones with the completion of enrollment in both the Phase 2 and Phase 3 trials of TH-070 in BPH, and we expect to report the results of these trials around the beginning of the fourth quarter,” said Barry Selick, Threshold’s chief executive officer. “We are also on track to report results from the Phase 3 glufosfamide trial in second-line pancreatic cancer patients by the end of this year as well.”

Recent Highlights

•	Completed enrollment of Phase 3 trial of TH-070 in BPH patients;

•	Completed enrollment of Phase 2 trial of TH-070 in BPH patients;

•	Presented positive Phase 1 data on glufosfamide plus gemcitabine in the first-line treatment of advanced solid tumors, including pancreatic cancer, at the American Society of Clinical Oncology (ASCO) 2006 Gastrointestinal Cancers Symposium;

•	Continued to enroll patients in a Phase 3 trial of single-agent glufosfamide for second-line treatment of advanced pancreatic cancer; and

•	Received important patents related to TH-070 and 2DG from the U.S. Patent and Trademark Office.

The Company anticipates the following clinical milestones in 2006:

•	Report results from ongoing Phase 2 and Phase 3 trials of TH-070 in BPH around the beginning of the fourth quarter of 2006;

•	Report results from a Phase 3 trial of single-agent glufosfamide for second-line treatment of advanced pancreatic cancer by end of 2006;

•	Commence three supportive trials with TH-070; and

•	Commence at least one additional trial of glufosfamide in a new cancer indication.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery, development and commercialization of small molecule therapeutics in mid- and late-stage clinical trials for the potential treatment of benign prostatic hyperplasia (BPH), a disease afflicting tens of millions of men worldwide and cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, clinical trial progress and results, and potential therapeutic uses and benefits of our product candidates. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to complete its anticipated clinical trials, the time and expense required to conduct such clinical trials, and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Annual Report on Form 10-K, which was filed with the Securities Exchange Commission on March 28, 2006 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue	$359	$—

Operating expenses
Research and development	11,438	5,251
General and administrative	3,813	2,565

Total Operating Expenses	15,251	7,816

Loss from operations	(14,892)	(7,816)

Interest and other income	1,072	284
Interest expense	(6)	(8)

Net Loss	$(13,826)	$(7,540)

Net loss per basic and diluted loss per common share	$(0.38)	$(0.46)

Weighted-average shares used in computing basic and diluted loss per common share	35,949	16,340

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$87,447	$99,654
Prepaid expenses and other current assets	1,092	563
Property and equipment, net	2,389	1,667
Other assets	509	217

Total assets	$91,437	$102,101

Liabilities and stockholders’ equity

Total current liabilities	$9,846	$9,562
Long-term liabilities (2)	2,781	3,171
Stockholders’ equity	78,810	89,368

Total liabilities and stockholders’ equity	$91,437	$102,101

(1)	Derived from audited financial statements
(2)	Includes $2.5 million deferred revenue related to the development agreement with MediBIC Co. Ltd.